Exhibit 5.1

[Fried, Frank, Harris, Shriver & Jacobson LLP Letterhead]

September 13, 2012

ONEOK Partners, L.P.

100 West Fifth Street

Tulsa, OK 74103

RE:	Registration Statement on Form S-3, File No. 333-183287 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as counsel for ONEOK Partners, L.P., a Delaware limited partnership (the “Partnership”), ONEOK Partners GP, L.L.C., a Delaware limited liability company (the “General Partner”), ONEOK Partners Intermediate Limited Partnership, a Delaware limited partnership and wholly owned subsidiary of the Partnership (the “Guarantor”) and ONEOK ILP GP, L.L.C., the general partner of the Guarantor (the “ILP GP”) in connection with the underwritten public offering (the “Offering”) of (i) $400,000,000 aggregate principal amount of 2.000% Senior Notes due 2017 (the “2017 Notes”) of the Partnership and (ii) $900,000,000 aggregate principal amount of 3.375% Senior Notes due 2022 (the “2022 Notes” and, together with the 2017 Notes, the “Notes”). Each of the 2017 Notes and the 2022 Notes will be fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest (the “2017 Guarantee” and the “2022 Guarantee,” respectively, and collectively the “Guarantees”) by the Guarantor. We refer to the Notes and the Guarantees collectively as the “Securities.” The Notes and the Guarantees are to be issued under an Indenture, dated as of September 25, 2006 (the “Base Indenture”), between the Partnership and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the Eighth Supplemental Indenture thereto, dated as of September 13, 2012, among the Partnership, the Guarantor and the Trustee, with respect to the 2017 Notes, and as supplemented by the Ninth Supplemental Indenture thereto, dated as of September 13, 2012, among the Partnership, the Guarantor and the Trustee, with respect to the 2022 Notes (the Base Indenture, as so amended, the “Indenture”). The Securities are being offered and sold by the Partnership in a public offering pursuant to an underwriting agreement dated as of September 10, 2012 by and between the Partnership, the Guarantor, and RBS Securities Inc., Mitsubishi UFJ Securities (USA), Inc. and U.S. Bancorp Investments, Inc., as representatives of the underwriters named therein (the “Underwriting Agreement”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined the originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Partnership, including the Partnership’s Third Amended and Restated Partnership Agreement, as amended, dated as of September 15, 2006 (the “Partnership Agreement”), the General Partner, the Guarantor, including the Guarantor’s Second Amended and Restated Partnership Agreement, dated as of May 17, 2006, as amended September 15, 2006 (the “ILP Agreement”), and the ILP GP, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Partnership and the General Partner as we have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Underwriting Agreement and certificates and oral or written statements and other information of or from public officials, officers or representatives of the Partnership, the General Partner, the Guarantor, the ILP GP and others. We further assume compliance on the part of the Partnership, the General Partner, the Guarantor and the ILP GP and the other parties thereto with their covenants and agreements contained in the Agreements, the Partnership Agreement and the ILP Agreement.

To the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the parties to the Agreements (other than the Partnership, the General Partner, the Guarantor and the ILP GP), who are not natural persons, are validly existing and in good standing under the laws of their respective jurisdictions of organization, (ii) the parties to the Agreements (other than the Partnership, the General Partner, the Guarantor and the ILP GP) have the power and authority to execute and deliver the Agreements, to perform their obligations thereunder and to consummate the transactions contemplated thereby, (iii) the Agreements have been duly authorized, executed and delivered by all of the parties thereto (other than the Partnership, the General Partner, the Guarantor and the ILP GP), and (iv) such parties will comply with all of their obligations under the Agreements and all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

(i)	The Notes have been duly authorized and executed by the General Partner, on behalf of the Partnership, and issued by the Partnership, and constitute valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms and entitled to the benefits of the Indenture.

(ii)	The Guarantees have been duly authorized and executed by the ILP GP, on behalf of the Guarantor, and issued by the Guarantor, and constitute valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms and the terms of the Indenture.

The opinions set forth above are subject to the following qualifications:

(A) We express no opinion as to the legality, validity, binding effect or enforceability of any provision of the Indenture or the Securities:

(i) relating to indemnification, contribution or exculpation;

(ii) (a) containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by the Partnership or the Guarantor under any provision of the Notes or the Indenture to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under provisions of applicable law (including judicial decisions); or (b) with respect to any Waiver in the Guarantees insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, the Guarantors thereunder as a matter of law (including judicial decisions), except to the extent such Waiver is effective under and is not prohibited by or void or invalid under applicable law (including judicial decisions);

(iii) related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York, or (b) choice of governing law to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York and applying the law of the State of New York, in each case applying the choice of law principles of the State of New York;

(iv) specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

(v) purporting to give any person or entity the power to accelerate obligations without any notice to the obligor;

(vi) which may be construed to be in the nature of a penalty; and

(vii) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York.

(B) The opinions expressed above are subject to:

(i) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws (or other related judicial doctrines) now or hereafter in effect relating to or affecting creditors’ rights or remedies generally;

(ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity; and

(iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

(C) Provisions in the Guarantee and the Indenture that provide that the Guarantors’ liability thereunder shall not be affected by (i) amendments to, or waivers of, provisions of documents governing the guaranteed obligations, (ii) other actions, events or circumstances that make more burdensome or otherwise change the obligations and liabilities of the Guarantor, or (iii) actions or failures to act on the part of the holders or Trustee, might not be enforceable if such amendments, waivers, actions, events, circumstances or failures to act change the essential nature of the terms and conditions of the obligation and guarantee of the Guarantor under the Indenture.

(D) We have assumed that consideration that is fair and sufficient to support the agreements of the Guarantor under its Guarantees, Article XII of the Base Indenture, Section 2.06 of the Eighth Supplemental Indenture and Section 2.06 of the Ninth Supplemental Indenture under the Indenture has been, and would be deemed by a court of competent jurisdiction to have been, duly received by the Guarantor.

The opinions expressed herein are limited to the laws of the State of New York and, to the extent relevant, the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein or for any other reason.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement and to the reference to this firm under the caption “Legal matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

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